Exhibit 99.1
ISBA Announces Third Quarter 2015 Dividend
Mt. Pleasant, Michigan, August 27, 2015 - Isabella Bank Corporation (OTCQX:ISBA), announced today that the Board of Directors of the Corporation declared a third quarter cash dividend of $0.24 per common share – a 9.09% increase from the third quarter 2014 – at its regular meeting held on August 26, 2015. The dividend will be payable on September 30, 2015 to shareholders of record as of September 25, 2015. The closing stock price for ISBA on August 26, 2015 was $23.00.
“We are pleased to announce an increase in our third quarter dividend which is a result of our strong earnings performance. We remain committed to increasing shareholder value as evidenced by our history of 33 consecutive years of increased dividends.” commented Jae A. Evans, Chief Executive Officer of Isabella Bank Corporation.  “We recently acquired a branch in Saginaw and plan to complete the acquisition of a branch in Midland later this month, which will be our second office in the Midland market. We expect these strategic investments to enhance our ability to deliver long-term value to our customers, shareholders, and communities.”

Based in Mt. Pleasant, Michigan, Isabella Bank Corporation is the bank holding company for Isabella Bank. Founded in 1903 with a focus on community banking, Isabella Bank operates 28 banking offices in 7 counties including Clare, Gratiot, Isabella, Mecosta, Midland, Montcalm, and Saginaw.

For more information about Isabella Bank Corporation, visit the Investors link at www.isabellabank.com. Isabella Bank Corporation common stock is quoted on the OTCQX tier of the OTC Markets Group, Inc.’s electronic quotation system (www.otcmarkets.com) under the symbol “ISBA.” The Corporation's market maker is Boenning & Scattergood, Inc. (www.boenninginc.com).
Forward-Looking Statements
This press release includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the sections entitled "Risk Factors" and "Forward Looking Statements" set forth in Isabella Bank Corporation's filings with the Securities and Exchange Commission, which are available from the Securities and Exchange Commission's Public Reference facilities and from its website at www.sec.gov.